EXHIBIT 5.1

[ZOLL Medical Corporation Letterhead]

March 27, 2006

ZOLL Medical Corporation

269 Mill Road

Chelmsford, Massachusetts 01824

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

As Vice President and General Counsel of ZOLL Medical Corporation, a Massachusetts corporation (the “Company”), I am furnishing to you this opinion letter in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 430,000 shares (the “Shares”) of Common Stock, $0.02 par value per share, of the Company, that may be issued from time to time pursuant to the Company’s Amended and Restated 2001 Stock Incentive Plan, and 2006 Non-Employee Director Stock Option Plan (collectively, the “Plans”).

In connection with this opinion, I have made such examination of law, and have examined such documents, as I have deemed appropriate to give the opinions expressed below, including the Company’s Restated Articles of Organization, as amended, the Company’s Amended and Restated By-laws, certain resolutions adopted by the Company’s Board of Directors on November 15, 2005, evidence of the approval of Plans by the stockholders of the Company on January 25, 2006, and original certificates of public officials.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Stephen Korn
Stephen Korn Vice President and General Counsel